DATE: June 15, 2004

American Medical Systems Expands Urology
Franchise through TherMatrx Acquisition

Minimally Invasive Benign Prostatic Hyperplasia
Therapy Safe for Treatment in Physician’s Office

MINNEAPOLIS, June 15, 2004 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced its acquisition of TherMatrx, Inc., for $40 million in cash at closing plus payments contingent upon the combined entity’s future sales of TherMatrx products. TherMatrx reported sales of $4.7 million for the first three months of 2004, up 34% from the comparable period in 2003.

Doug Kohrs, Chairman and CEO of American Medical Systems commented, “This combination brings together the world leader in surgical solutions for urologists with an innovative developer and marketer of dose-optimized microwave therapy for benign prostate enlargement. AMS continues to focus on bringing technology leadership to the treatment of pelvic health disorders in both men and women. This critical step into the field of BPH treatment will enhance our product offering to our urology customers who have been seeking safe, minimally-invasive and clinically efficacious treatments for their patients.”

Charles Manker, President and CEO of TherMatrx, championed his company’s merger with AMS and added, “We believe AMS’ well-established focus on quality, its substantial channel to the physician, and its strong desire to bring minimally invasive therapies to the growing BPH patient population make AMS a great partner for us. Our dose-optimized microwave therapy fits this strategy as the TMx 2000 has been shown, in an FDA IDE study, to reduce BPH symptoms.”

Each year in the U.S., over three million men seek treatment for the non-cancerous swelling of the prostate gland known as benign prostatic hyperplasia or BPH. Over ten million American men have this condition today and more than 70% of men beyond the age of 65 are symptomatic. BPH manifests in varying degrees of bothersome urinary symptoms with the potential for more serious medical conditions including urinary retention and bladder or kidney damage.

Current invasive therapies offered for BPH include surgically removing the entire prostate, resecting a portion of the prostate, or performing a transurethral incision of the prostatic tissue. Other less invasive procedures performed in the hospital include prostatic stenting, laser-based resection, radio-frequency energy ablation, and high level delivery of microwave energy. While some of these therapies may be performed under certain circumstances in a physician’s office, they are neither as comfortable for the patient nor as appropriate for the office setting as the TherMatrx therapy. More information about Dose Optimized Thermotherapy treatment and TherMatrx may be found at www.thermatrx.com.

The transaction is not expected to be dilutive to the earnings of AMS during its 2004 fiscal year and will be accretive to earnings in 2005. American Medical Systems will host a conference call to discuss more details of the acquisition at 9:30 a.m. eastern time tomorrow, June 16. To listen to a live webcast of the call, please go to the investor relations page of the company’s website, www.AmericanMedicalSystems.com.

American Medical Systems
June 15, 2004

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is the world leader in medical devices and procedures to cure incontinence, abnormal uterine bleeding, erectile dysfunction and urinary obstructions. Although not life threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives.

About TherMatrx

TherMatrx is a privately held company focused on providing physicians with an in-office alternative for the treatment of BPH. The TherMatrx system provides an “optimal” dose of heat to the prostate in order to safely affect symptomatic improvement via changes to the prostatic tissue. The technology was originally developed by BSD Medical Corporation, a publicly-traded company which has substantial holdings in TherMatrx. More information about BSD Medical may be found at its website, www.BSDMC.com.

Forward Looking Statements

Statements about the company’s future product availability and sales are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, physician acceptance, endorsement, and use of the company’s products, competitor activities, changes in reimbursement rates, and potential product recalls. These risks and others are more fully described in the company’s Annual Report on Form 10-K for the year ended January 3, 2004, and its other SEC filings. Actual results may differ materially from anticipated results.

More information about the company and its products can be found at its website www.AmericanMedicalSystems.com.

Contact:	Carmen Diersen Executive Vice President and Chief Financial Officer (952) 930-6495 Carmen.Diersen@AmericanMedicalSystems.com